Exhibit 99.1

News Release

Contacts
Investors	Ed Kiker	904-357-9186
Media	Russell Schweiss	904-357-9158

For release at 8 a.m. EST

Rayonier Reports Fourth Quarter and Full Year 2013 Results

JACKSONVILLE, FL, January 27, 2014 - Rayonier (NYSE:RYN) today reported fourth quarter 2013 net income attributable to shareholders of $80 million, or 62 cents per share, compared to $76 million, or 59 cents per share, in the prior year period.
Full year 2013 net income attributable to shareholders was $372 million, or $2.86 per share, compared to $279 million, or $2.17 per share, in the prior year period. Pro forma net income1 was $314 million, or $2.41 per share, compared to $272 million, or $2.11 per share, in 2012.
Cash provided by operating activities was $545 million for full year 2013 compared to $446 million for the prior year period. Full year cash available for distribution (CAD)2 was $334 million versus $304 million for the prior year period.
The following table summarizes the current quarter and comparable prior period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2013		December 31, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$80	$0.62	$76	$0.59
Discontinued operations	2	0.02	(2)	(0.02)
Pro forma net income	$82	$0.64	$74	$0.57
The following table summarizes the 2013 full year and comparable prior period results:

	Twelve Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2013		December 31, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$372	$2.86	$279	$2.17
Gain related to consolidation of New Zealand JV	(16)	(0.13)	—	—
Discontinued operations	(42)	(0.32)	(7)	(0.06)
Pro forma net income	$314	$2.41	$272	$2.11
“We are pleased with our outstanding performance in 2013, resulting in a 14 percent increase in pro forma EPS to $2.41 and strong operating cash flows. These results were achieved during a year in which we accomplished key strategic initiatives including completing our Jesup mill cellulose specialties expansion and increasing our

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

ownership to acquire a majority interest in our New Zealand timberland joint venture," said Paul G. Boynton, Chairman, President and CEO.
Forest Resources
Fourth quarter sales of $105 million were $39 million above the prior year period, while operating income of $24 million improved $5 million. Full year sales of $382 million increased $152 million from 2012, while operating income of $81 million rose $35 million above prior year results. Fourth quarter and full year 2013 periods included $47 million and $146 million, respectively, of sales and $1 million and $8 million, respectively, of operating income from the consolidation of the New Zealand joint venture (JV).
Full year results for the Atlantic and Gulf regions were above prior year due to higher prices from improved pulpwood and sawlog demand and limited supply due to sustained rainfalls throughout the year. The Gulf region also benefited from increased volumes from our December 2012 Texas acquisition and higher non-timber income. In the Pacific Northwest, operating results reflected higher prices driven largely by stronger export demand, partially offset by higher logging costs.
Real Estate
Fourth quarter sales of $97 million were $78 million above 2012, and operating income of $25 million was $14 million above the prior year period. Full year sales of $149 million were $92 million above 2012, and operating income of $56 million was $24 million above the prior year. The fourth quarter and full year increases were primarily due to higher non-strategic volumes, including a 21,000 acre sale in the Southeast. Also in the fourth quarter, the Company sold its New York timberlands (128,000 acres).
Performance Fibers
Fourth quarter and full year sales of $281 million and $1 billion were $19 million and $51 million, respectively, below the prior year periods. Lower cellulose specialties sales volumes due to the timing of customer orders and the impact of the cellulose specialties expansion (CSE) project more than offset higher cellulose specialties prices. Fourth quarter and full year operating income of $78 million and $311 million decreased $16 million and $48 million, respectively, due to higher production costs related to the CSE project, higher wood prices related to wet weather and the lower volumes.
Other Items
Excluding the gain related to the consolidation of the New Zealand JV, fourth quarter and full year corporate and other operating expenses of $14 million and $41 million, were $3 million and $5 million, respectively, above the prior year periods, primarily due to higher legal and corporate development costs.
Fourth quarter interest and other expenses were $4 million above the prior year period primarily due to lower capitalized interest related to the CSE project. Full year interest and other expenses were $3 million below the prior year period primarily due to lower borrowing rates.
The fourth quarter effective tax rate before discrete items was 19.4 percent compared to 25.6 percent in the prior year period. The full year effective tax rate before discrete items was 21.1 percent compared to 26.3 percent in the prior year period. The fourth quarter and full year decline in the effective tax rates was primarily due to proportionately higher earnings from REIT operations in 2013 and a benefit associated with the internal transfer of timberland properties.
Including discrete items, the fourth quarter effective tax rate was 18.3 percent versus 29.3 percent in the prior year period. On a full year basis, the effective tax rate was 13.0 percent compared to 23.8 percent in 2012, as the 2013 tax credit exchange (AFMC for CBPC) was higher than the 2012 credit.
Outlook
“Today, we also announced that we intend to separate the Performance Fibers business from the Forest Resources and Real Estate businesses,” added Boynton. “Over the past few years, we have completed a number of strategic steps to position these businesses to operate as two industry-leading public companies with significant growth opportunities. The separation will provide investors with two strong companies, distinct businesses and focused

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

investment identities. With an improving housing market and economy, and expanded capacity in Performance Fibers, we are excited about the prospects for these two businesses in the years ahead.”
Further Information
A conference call will be held on Monday January 27, 2014 at 10 a.m. EST to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 Pro forma net income is a non-GAAP measure which is defined and reconciled to GAAP in the attached exhibits.
2 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 20 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
_________________________________________________________________________
Forward-Looking Statements
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers business; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors (such as the currently pending Chinese anti-dumping investigation of dissolving pulp, which has been disclosed in our public filings); changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and to fund distributions using cash generated through our taxable REIT subsidiaries, and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
In addition, specifically with respect to the separation of the Performance Fibers business from Rayonier, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: uncertainties as to the timing of the separation and whether it will be completed, the possibility that various closing conditions for the separation may not be satisfied or waived, the expected tax treatment of the separation, the impact of the separation on the businesses of Rayonier and the Performance Fibers company, the ability of both companies to meet debt service requirements, the availability and terms of financing and expectations of credit rating.
Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.
# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2013 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
SALES	$520.2	$384.8	$412.7	$1,707.8	$1,483.5
Costs and expenses
Cost of sales	395.4	287.2	292.2	1,246.3	1,030.7
Selling and general expenses	16.5	15.3	16.3	64.8	67.0
Other operating income	(4.9)	(1.3)	(8.3)	(10.0)	(14.8)
OPERATING INCOME BEFORE GAIN RELATED TO CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	113.2	83.6	112.5	406.7	400.6
Gain related to consolidation of New Zealand joint venture	—	—	—	16.1	—
OPERATING INCOME	113.2	83.6	112.5	422.8	400.6
Interest expense	(13.0)	(13.0)	(8.8)	(43.8)	(45.0)
Interest and other income (expense), net	0.5	(0.7)	0.2	2.5	0.5
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	100.7	69.9	103.9	381.5	356.1
Income tax expense (a)	(18.5)	(11.5)	(30.5)	(49.7)	(84.7)
INCOME FROM CONTINUING OPERATIONS	82.2	58.4	73.4	331.8	271.4
(Loss) income from discontinued operations, net	(2.4)	—	2.2	42.0	7.3
NET INCOME	79.8	58.4	75.6	373.8	278.7
Less: Net income attributable to noncontrolling interest	0.1	1.0	—	1.9	—
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$79.7	$57.4	$75.6	$371.9	$278.7
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.65	$0.45	$0.60	$2.63	$2.21
Discontinued Operations	(0.02)	—	0.01	0.33	0.06
Net Income	$0.63	$0.45	$0.61	$2.96	$2.27
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.64	$0.44	$0.57	$2.54	$2.11
Discontinued Operations	(0.02)	—	0.02	0.32	0.06
Net Income	$0.62	$0.44	$0.59	$2.86	$2.17

Pro forma Net Income (b)	$0.64	$0.44	$0.57	$2.41	$2.11

Weighted Average Common
Shares used for determining
Basic EPS	126,216,451	126,122,151	123,185,024	125,717,311	122,711,802
Diluted EPS	128,949,778	130,913,404	128,965,733	130,105,101	128,702,423

(a) The year ended December 31, 2013 included a $19 million discrete tax benefit from the exchange of the AFMC for the CBPC. The fourth quarter and year ended December 31, 2012 included a benefit of $1 million and $12 million, respectively, from the exchange.

(b) Pro forma net income is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2013 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$199.6	$280.6
Current deferred tax assets	39.1	15.8
Other current assets	280.5	270.0
Timber and timberlands, net of depletion and amortization (a)	2,039.3	1,573.3
Property, plant and equipment	1,981.1	1,887.3
Less - accumulated depreciation	(1,120.3)	(1,180.3)
Net property, plant and equipment	860.8	707.0
Investment in New Zealand JV (a)	—	72.4
Other assets	268.9	203.9
Total Assets	$3,688.2	$3,123.0
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$—	$150.0
Other current liabilities	163.8	157.8
Long-term debt	1,574.2	1,120.1
Non-current liabilities for dispositions and discontinued operations	69.5	73.6
Other non-current liabilities	135.0	183.5
Total Rayonier Inc. shareholders' equity	1,651.6	1,438.0
Noncontrolling interest (a)	94.1	—
Total shareholders' equity	1,745.7	1,438.0
	$3,688.2	$3,123.0

(a) On April 4, 2013 Rayonier increased its ownership in the New Zealand JV from 26 percent to 65 percent. The results of the JV's operations and balance sheet have been included in the Company's consolidated financial statements since that date.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2013 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2013	2012
Cash provided by operating activities:
Net income	$373.8	$278.7
Depreciation, depletion, amortization	191.3	145.5
Non-cash cost of real estate sold	10.2	4.7
Non-cash cost of New York timberland sale	54.0	—
Gain on sale of discontinued operations, net	(42.1)	—
Other items to reconcile net income to cash provided by operating activities	27.1	32.6
Changes in working capital and other assets and liabilities	1.2	35.2
Tax payment to IRS to exchange AFMC for CBPC	(70.3)	(50.8)
	545.2	445.9
Cash used for investing activities:
Capital expenditures	(158.9)	(157.6)
Purchase of additional interest in New Zealand joint venture	(139.9)	—
Purchase of timberlands	(20.4)	(106.5)
Jesup mill cellulose specialties expansion	(141.1)	(201.4)
Proceeds from disposition of Wood Products business, net of tax payments of $21.4	62.7	—
Change in restricted cash	(58.4)	(10.6)
Other	(12.9)	3.2
	(468.9)	(472.9)
Cash (used for) provided by financing activities:
Increase in debt, net of issuance costs	73.4	410.3
Dividends paid	(237.0)	(206.6)
Proceeds from the issuance of common shares	10.1	25.5
Excess tax benefits on stock-based compensation	8.4	7.6
Repurchase of common shares	(11.3)	(7.8)
Other	(0.7)	—
	(157.1)	229.0
Effect of exchange rate changes on cash	(0.2)	—
Cash and cash equivalents:
Change in cash and cash equivalents	(81.0)	202.0
Balance, beginning of year	280.6	78.6
Balance, end of year	$199.6	$280.6

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2013 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Sales
Forest Resources	$104.6	$111.3	$65.3	$382.0	$230.1
Real Estate	97.2	14.1	19.5	149.0	56.9
Performance Fibers
Cellulose specialties	249.9	200.1	255.1	929.9	934.6
Viscose/other	24.2	15.1	—	39.4	—
Absorbent materials	6.5	9.0	44.6	72.7	158.7
Total Performance Fibers	280.6	224.2	299.7	1,042.0	1,093.3
Other Operations	40.4	35.3	28.7	137.8	105.4
Intersegment Eliminations	(2.6)	(0.1)	(0.5)	(3.0)	(2.2)
Total sales	$520.2	$384.8	$412.7	$1,707.8	$1,483.5

Pro forma operating income/(loss) (a)
Forest Resources	$23.8	$23.2	$18.5	$81.2	$46.0
Real Estate	25.4	7.5	11.1	55.9	32.0
Performance Fibers	77.6	62.7	93.5	311.0	359.3
Other Operations	0.5	(0.3)	0.1	2.1	(0.1)
Corporate and other (a)	(14.1)	(9.5)	(10.7)	(43.5)	(36.6)
Pro forma operating income (a)	$113.2	$83.6	$112.5	$406.7	$400.6

(a) The year ended December 31, 2013 excludes a $16.1 million gain related to consolidation of the New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule E for reconciliation.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2013 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2013	2012
Cash provided by operating activities	$545.2	$445.9
Capital expenditures (b)	(158.9)	(157.6)
Change in committed cash	(4.5)	5.6
Excess tax benefits on stock-based compensation	8.4	7.6
Basis of New York timberlands	(54.0)	—
Other	(2.3)	2.2
Cash Available for Distribution	$333.9	$303.7

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, strategic divestitures, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the year ended December 31, 2013, strategic capital totaled $141.1 million for the Jesup mill cellulose specialties expansion, $20.4 million for timberland acquisitions and $139.9 million for the acquisition of an additional interest in the New Zealand joint venture. For the year ended December 31, 2012, strategic capital totaled $201.4 million for the Jesup mill cellulose specialties expansion and $106.5 million for timberland acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2013		December 31, 2012
		Per Diluted Share		Per Diluted Share
	$		$
Net income attributable to Rayonier Inc.	$79.7	$0.62	$75.6	$0.59
Discontinued operations	2.4	0.02	(2.2)	(0.02)
Pro forma net income	$82.1	$0.64	$73.4	$0.57

	Year Ended
	December 31, 2013		December 31, 2012
		Per Diluted Share		Per Diluted Share
	$		$
Operating income	$422.8		$400.6
Gain related to consolidation of New Zealand joint venture	(16.1)		—
Pro forma operating income	$406.7		$400.6

Net income attributable to Rayonier Inc.	$371.9	$2.86	$278.7	$2.17
Gain related to consolidation of New Zealand joint venture	(16.1)	(0.13)	—	—
Discontinued operations	(42.0)	(0.32)	(7.3)	(0.06)
Pro forma net income	$313.8	$2.41	$271.4	$2.11

E